Filed Pursuant to Rule 433

May 27, 2015

Relating to

Preliminary Prospectus Supplement dated May 27, 2015 to

Prospectus dated November 15, 2013

Registration Statement No. 333-192366

MetLife, Inc.

5.250% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C

Final Term Sheet

May 27, 2015

Issuer:	MetLife, Inc.

Securities:	5.250% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (“Series C Preferred Shares”)

Number of Shares:	1,500,000

Liquidation Preference:	$1,000 per share

Aggregate Liquidation Preference:	$1,500,000,000

Price to the Public:	100.000%

Gross Underwriting Discount:	1.000%

Proceeds to Issuer Before Expenses:	$1,485,000,000

Maturity Date:	Perpetual

Pricing Date:	May 27, 2015

Settlement Date:	June 1, 2015 (T+3)

Anticipated Ratings*:	Baa2 (Moody’s) / BBB- (S&P)

Dividend Rate and Dividend Payment Dates to, but excluding, June 15, 2020:	5.250% per annum, accruing from, and including, June 1, 2015 to, but excluding, June 15, 2020, payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 2015 and ending June 15, 2020

Dividend Rate and Dividend Payment Dates from, and including, June 15, 2020:	Three-month LIBOR plus 3.575% per annum, accruing from, and including, June 15, 2020, payable quarterly in arrears on each June 15, September 15, December 15 and March 15, commencing September 15, 2020

Day Count Convention:	30/360 from, and including, June 1, 2015 to, but excluding, June 15, 2020, and Actual/360 from, and including, June 15, 2020

Optional Redemption:	Redeemable in whole or in part, from time to time, on or after June 15, 2020, at a redemption price equal to $1,000 per Series C Preferred Share, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date.

Redemption after the Occurrence of a Regulatory Capital Event:	Redeemable in whole but not in part, at any time prior to June 15, 2020, within 90 days after the occurrence of a “regulatory capital event” (as defined in the Preliminary Prospectus Supplement), at a redemption price equal to $1,000 per Series C Preferred Share, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date.

Replacement Capital Covenant:	A Replacement Capital Covenant described in the Preliminary Prospectus Supplement will apply until December 31, 2018.

CUSIP/ISIN:	59156RBP2 / US59156RBP29

Joint Book-Running Managers:	Goldman, Sachs & Co. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Senior Co-Managers:	Credit Suisse Securities (USA) LLC HSBC Securities (U.S.A.) Inc. UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Royal Bank of Scotland Group plc

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Junior Co-Managers:	C.L. King & Associates, Inc. Drexel Hamilton, LLC Siebert Brandford Shank & Co., L.L.C.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.